UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): August 1, 2011

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)

(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On August 1, 2011, Repros Therapeutics Inc. (the “Company”) appointed Katherine A. Anderson, age 53, as its Chief Financial Officer. Ms. Anderson is a certified public accountant with 28 years of experience in accounting and finance and joined the Company in 2002 as an independent contractor controller and, effective October, 2009, assumed the additional position of Chief Accounting Officer of the Company.

In connection with her appointment as the Chief Financial Officer, the Company entered into an Employment Agreement (the “Agreement”) with Ms. Anderson as of August 1, 2011. Pursuant to the terms of the Agreement, Ms Anderson is entitled to an annual base salary of $225,000. In addition, pursuant to the Agreement, the Company’s Board of Directors issued Ms Anderson an incentive stock option to purchase 125,000 shares of the Company’s Common Stock under the Company’s Stock Option Plan, at an exercise price of $5.60 per share, the closing price of the Company’s Common Stock on August 1, 2011, the date of grant. The option shares vest at a rate of 1/12nd of the total granted for each quarter of Ms Anderson’s employment, provided that all shares vest upon a Change of Control. Additionally, if the Company terminates Ms Anderson’s employment for any reason other than Cause, or if Ms Anderson terminates her employment for Good Reason, Ms Anderson will be entitled to receive her base salary and benefits as set forth in the Agreement for a period of six months.

The terms “Change of Control”, “Cause” and “Good Reason” are defined in the Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. This summary of the Agreement is qualified in its entirety by the terms and conditions of the Agreement.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated August 1, 2011 by and between the Company and Katherine A. Anderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: August 3, 2011	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated August 1, 2011 by and between the Company and Katherine A. Anderson.